Exhibit 107
CALCULATION OF FILING FEE TABLE
SC TO-I
(Form Type)

National Healthcare Properties, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Transaction Valuation(1)	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$100,000,000.00	0.00013810	$13,810.00
Fees Previously Paid	—		—
Total Transaction Valuation	$100,000,000.00
Total Fees Due for Filing			$13,810.00
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$13,810.00

(1)
Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the Registrant’s concurrent but separate offers to purchase up to a maximum aggregate purchase price in cash of $100,000,000.00 of shares of the Registrant’s (i) 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share, and (ii) 7.125% Series B Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share.

(2)
Calculated at $138.10 per $1,000,000 of the Transaction Value in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, in accordance with the Fee Rate Advisory for fiscal year 2026, effective October 1, 2025.